EXHIBIT 2.1

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (the "Agreement") is entered into as of March 8, 2001, by and among United American Companies, Inc., a Colorado corporation ("UAC"); JDK ACQUISITION CORP., a North Carolina corporation and a direct wholly-owned subsidiary of UAC ("Acquisition Corp."); JDK Enterprises, Inc., a North Carolina corporation ("JDK"); John P. Walker ("J. Walker"); David M. Scott ("Scott"); and Kenneth J. Walker ("K. Walker") (J. Walker, K. Walker and Scott collectively referred to as the "Shareholders").

                                    RECITALS:

         A. UAC desires to acquire JDK by means of a merger (the "Merger") of JDK with and into Acquisition Corp., with Acquisition Corp. as the surviving entity ("Surviving Corporation"), and the separate corporate existence of JDK shall cease, on the terms and conditions set forth in this Agreement and in the Plan of Merger attached as Exhibit A.

         B. The parties intend the Merger to quality as a tax-free reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

         C. The parties to this Agreement have each been represented by counsel in connection with the negotiation and execution of this Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

1.       Merger.
         ------

         1.1 CLOSING. The closing (the "Closing") of the Merger is taking place simultaneous with the signing of this Agreement at such time and place as are agreed among the parties, but effective at the close of business on the date of this Agreement (the "Closing Date").

         1.2 THE MERGER. At or prior to the Closing, the parties must file Articles of Merger in accordance with the provisions of North Carolina law. The Merger shall be effective at 11:59 p.m., Charlotte time, on the Closing Date (the "Effective Time").

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         1.3      Conversion  of JDK  Capital  Stock and  Issuance of UAC Common
                  Stock.
                  --------------------------------------------------------------

                  (A) ISSUANCE OF UAC COMMON STOCK. Upon the surrender and cancellation of all of the JDK Common Stock (as defined in Section 2.2), the JDK Common Stock shall be converted into the right to receive an aggregate 335,000 shares of voting common stock, with no par value per share, of UAC ("UAC Common Stock"). Upon surrender of the JDK Common Stock, 116,017 shares of the UAC Common Stock shall be issued in the name of and delivered to Scott, 83,991 shares of the UAC Common Stock shall be issued in the name of and delivered to K. Walker and 67,992 shares of UAC Common Stock shall be issued in the name of and delivered to J. Walker. The remaining 67,000 shares of UAC Common Stock (the "Holdback Shares") shall be issued in the name of and delivered to the Shareholders in the same ratio as the initial 268,000 shares as follows: (i) 33,500 shares upon UAC having completed an audit of the financial statements of JDK listed in Section 2.7 and the results of such audit being acceptable to UAC pursuant to Section 1.6; and
                           (ii) all remaining Holdback Shares, subject to the rights of UAC under this Agreement, upon the first
                           (1st) anniversary of the Closing Date; provided, however, the Holdback Shares shall be issued and delivered to the Shareholders (or their respective estate) in accordance with and at the times specified in Section 1.3(B).

                  (B) Accelerated Issuance of Holdback Shares. Upon the occurrence of any of the following events, UAC shall issue the Holdback Shares and deliver or, at the request of any of the Shareholders make available to such Shareholder, a certificate or certificates (in such denominations as such Shareholder may reasonably request) representing the Holdback Shares at the times set forth below and shall take any and all action necessary so that such shares, upon issuance, are duly authorized, validly issued, fully paid and nonassessable:

                                    (i) If a  public  announcement  is made of a
                           tender or exchange offer by any person or entity, including, without limitation, an individual, company, corporation, partnership, limited liability company or trust, for 50% or more of the outstanding shares of UAC entitled to vote in the election of directors, then the Holdback Shares shall be issued and delivered to the Shareholders within five (5) days following the occurrence of such event;

                                    (ii)  If  the  Board  of  Directors  of  UAC
                           approves any merger of UAC with any other corporation or partnership, the dissolution or liquidation of UAC, the sale or other transfer of all or substantially all of the assets of UAC, or the combination or exchange of shares of UAC, then the Holdback Shares shall be issued and delivered to the Shareholders upon the sooner of five (5) days (x) following the occurrence of such event, or (y)
                           preceding the date shareholders of record are determined for purposes of participating in such event; or

                                    (iii) If any other merger of UAC is proposed
                           to be consummated, then the Holdback Shares shall be issued and delivered to the Shareholders within five


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                           (5) days  preceding the date  shareholders  of record
                           are determined for purposes of participating in the consummation of such merger or consolidation.

                  (C) IDENTIFICATION OF HOLDBACK SHARES BY SHAREHOLDERS. In connection with the delivery of any Holdback Shares to the Shareholders, each Shareholder shall have the sole right to require that individual certificates of the Holdback Shares be issued to him in such number so that the individually certificated Holdback Shares can be specifically designated and identified by such Shareholder on his books and records as Holdback Shares received for any interest income imputed to such Shareholder for federal and applicable state income tax purposes. Each Shareholder shall have the right to determine whether and to what extent, if any, he should treat for tax purposes any of the Holdback Shares as payments of imputed interest to him.

                  (D) ADJUSTMENT OF HOLDBACK SHARES. In the event any of the common shares of UAC of the same class as the UAC Common Stock are reclassified, subdivided or combined, or if UAC declares a dividend payable in common stock of UAC, then the number of Holdback
                           Shares to be issued hereunder shall be adjusted proportionately.

         1.4      Additional Effects of the Merger.
                  --------------------------------

                  (A) RIGHTS AND OBLIGATIONS. Upon consummation of the Merger, all the properties, rights, privileges, powers and franchises of JDK immediately prior to the Effective Time and of Acquisition Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of JDK and Acquisition Corp. shall become the debts, liabilities and duties of the Surviving Corporation.

                  (B) ARTICLES OF INCORPORATION AND BYLAWS. The articles of incorporation of Acquisition Corp. in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law. The bylaws of
                           Acquisition Corp. in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

                  (C) DIRECTORS. The directors of Acquisition Corp. at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until each such director's successor is duly elected or appointed and qualified.

                  (D) OFFICERS. The officers of Acquisition Corp. at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until each such officer's successor is duly elected or appointed and qualified.

         1.5 OFFSET AGAINST UAC COMMON STOCK (INCLUDING HOLDBACK SHARES). As security for his indemnification obligations under Section 5, and adjustment for audit of results


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                  determined  in accordance  with Section 1.6, each  Shareholder agrees  that  during the  applicable  period(s)  specified  in
                  Section   6.1  hereof   related  to  the   Shareholders   (the
                  "Applicable Period"), the UAC Common Stock (including the Holdback Shares) may be subject to an offset for claims made by UAC, Acquisition Corp., or the Surviving Corporation during such period under the indemnification provisions of Section 5 and adjustment for audit results under Section 1.6.

         1.6 AUDIT OF FINANCIAL STATEMENTS. Following the Closing, UAC shall conduct an audit of the financial condition of JDK and its subsidiaries as of January 31, 2000 (the "Audit"). In the event the Shareholders' equity and the net income of JDK and its subsidiaries determined in the Audit demonstrate an adverse change from the Latest Income Statement and Latest Balance Sheet delivered pursuant to Section 2.7, UAC shall have the right to offset against the UAC Common Stock issued or to be issued to the Shareholders (including the Holdback Shares) that amount equal to the monetary amount of such difference, pursuant to the provisions of Section 5.2.

2. REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER. Each of the Shareholders, jointly and severally, make the following representations and warranties to UAC and Acquisition Corp.:

         2.1 ORGANIZATION AND QUALIFICATIONS OF JDK: JDK is a corporation lawfully existing and in good standing under the laws of North Carolina with full corporate power and authority to own and lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. All of the issued and outstanding capital stock of JDK is owned legally and beneficially by the Shareholders. Except as set forth on
                  Schedule 2.1, JDK does not have any subsidiaries or own any equity issued by any other entity. Except as set forth on
                  Schedule 2.1, JDK is not a member, partner or joint venturer in any limited liability company, partnership or joint venture.

         2.2 CAPITALIZATION OF JDK. The authorized capital stock of JDK consists solely of 100,000 shares of common stock, $1.00 par value, of JDK ("JDK Common Stock"), of which 15,003 shares are issued and outstanding, fully paid and non-assessable and all of which issued and outstanding shares are held and owned solely by the Shareholders. None of the JDK Common Stock has been issued in violation of any federal or state securities laws or other applicable laws. There are no outstanding warrants, options, preemptive rights, or other rights to purchase or acquire shares of JDK Common Stock or any other JDK capital stock. No securities or other instruments of JDK are either directly or indirectly convertible into or exchangeable for shares of capital stock of JDK and there are no stock appreciation, phantom or similar rights based on the book value or any other attribute of any capital stock of JDK. No restrictions exist on the transfer of shares of JDK Common Stock.

         2.3 AUTHORITY OF JDK AND EACH SHAREHOLDER. This Agreement is the valid and binding obligation of JDK and of each Shareholder in accordance with its terms. The execution, delivery and performance by JDK of this Agreement and the consummation by JDK of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of


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                  JDK and no other corporate  proceedings on the part of JDK are necessary to authorize the execution and delivery of this Agreement and to consummate the transactions so contemplated. The execution, delivery and performance of this Agreement by
                  JDK  and  the  Shareholders  and  the   communication  of  the
                  transactions contemplated by this Agreement will not violate or result in a default under:

                  (A) any provision of the Articles of Incorporation or Bylaws of JDK;

                  (B) any provision of any agreement or obligation to which JDK or any Shareholder is a party or by which any of JDK's property is bound; or

                  (C) any laws, rules or regulations to which JDK, any Shareholder or any of their respective properties may be subject.

         2.4 TITLE TO PROPERTIES. Except as set forth on Schedule 2.4 hereof, JDK has good and marketable title to all of the assets owned or used in its business as of the date hereof, free and clear of any lien, security interest, mortgage, pledge or other encumbrance of any kind, other than any liens for ad valorem taxes not yet due and payable (collectively, "Encumbrances"). Without limiting the generality of the foregoing, neither JDK, nor LJ Properties of Mebane, LLC, a North Carolina limited liability company ("LJ Properties"), uses any assets in its business that are owned by Kicks of Mebane, Inc., a North Carolina corporation ("Kicks").

         2.5 REAL PROPERTY. Except as set forth on Schedule 2.5 hereof, JDK does not own or lease any real property.

         2.6 ENVIRONMENTAL MATTERS. Any real property owned, leased or operated by JDK (either currently or previously) has not been used for storing, disposing or treating any hazardous, toxic or dangerous substance, waste or material regulated under federal, state or local law ("Hazardous Materials"), nor has JDK handled any Hazardous Materials, in violation of any federal, state or local laws and there has been no release or threatened release of Hazardous Materials by any person or entity on any real property owned, leased or operated by JDK (either currently or previously).

         2.7      Financial Statements.
                  --------------------

                  (A) JDK has delivered to UAC the following financial statements:

                           (1) Reviewed balance sheets, statements of income or loss and retained earnings, statements of cash flows and notes to financial statements of JDK for the years ending January 31, 2000, January 31, 1999 and January 31, 1998 (the "Reviewed Financial Statements");

                           (2) Unaudited income statement and statement of operations of JDK for the year ended January 31, 2001 (the "Latest Income Statement"); and


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                           (3)      Unaudited balance sheet of JDK as of January
                                    31, 2001 (the "Latest Balance Sheet").

                  (B) The Reviewed Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise indicated therein and except for accruals with respect to vacation.

                  (C) Except as disclosed on Schedule 2.7 and in Section 2.9, the Latest Balance Sheet presents fairly the assets and liabilities of JDK as of the date of said balance sheet as of such date.

         2.8 TAXES. JDK is a subchapter-C corporation for federal income tax purposes. JDK has filed all federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by it, and each such return is complete and accurate in all material respects. JDK has paid all taxes owed by it, except taxes which have not yet accrued or otherwise become due.

         2.9      Absence of Undisclosed Liabilities. Except (i) as set forth in
                  Schedule 2.9, (ii) as reflected or reserved against on the Latest Balance Sheet, and (iii) for liabilities (none of which individually or in the aggregate are substantial) incurred in the ordinary course of business, JDK has no liabilities of any nature, whether accrued, absolute or contingent. There are no agreements, judgments, decrees, orders or any facts which materially affect, or may in the future (so far as can now be reasonably foreseen) materially affect, the business, properties, operations or conditions of JDK which have not been specifically disclosed in this Agreement. Without limiting the generality of the foregoing, neither JDK nor LJ Properties is liable or obligated in any way for or under any indebtedness or other obligation of Kicks, except as set forth in Schedule 2.20.

         2.10 ACCOUNTS RECEIVABLE. All of the accounts receivable of JDK reflected on the Latest Balance Sheet or thereafter acquired are valid and enforceable claims, fully collectible and subject to the setoff or counterclaim in the recorded amounts, subject only to the allowance for doubtful accounts maintained in accordance with JDK's past practices and reflected on the Latest Balance Sheet.

         2.11 INVENTORIES. The inventory of JDK consists of items of a quantity consistent with normal inventory levels of JDK and of a quality and condition that is usable and saleable in the ordinary course of business for the purposes for which the inventory is intended. Such inventory is carried on JDK's books at the lower of cost or market, with cost determined on the first-in, first-out method.

         2.12 CONDUCT OF BUSINESS IN THE ORDINARY COURSE. Except as set forth on Schedule 2.12, JDK has conducted its business since December 31, 2000 only in the usual and ordinary course consistent with past practice and since such date, JDK has not

                  (A)      sold  or  transferred  any  of  its  assets,   except
                           inventory in the ordinary course of business;


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                  (B)      changed  any  method  of   accounting  or  accounting
                           practice;

                  (C) increased or promised to increase the compensation payable to any employee or independent contractor;

                  (D) made any direct or indirect payments, dividends, distributions, sales or transfers of assets, other than normal compensation consistent with past practices, to any officer, director, shareholder or employee of JDK or any of their affiliates;

                  (E) changed its outstanding shares of capital stock or repurchased, redeemed or acquired any outstanding shares of capital stock or other ownership interest in securities of JDK; or

                  (F)      suffered any damage or casualty to its assets.

         2.13 INTELLECTUAL PROPERTY. Except as set forth on Schedule 2.13, JDK does not own any patents, copyrights, trademarks or tradenames, nor has it infringed upon any intellectual property rights owned, held or used by any person or entity. Except as set forth on Schedule 2.13, JDK has the right to use, free and clear of any claims or rights of any person or entity, all trademarks, service marks, tradenames, trade secrets and customer lists which JDK is using.

         2.14     CONTRACTS

                  (A) Except for contracts, commitments, plans, agreements and licenses described on Schedule 2.14 ("Commitments"), JDK is not a party to or subject to any agreement:

                           (1) creating any obligation of JDK to pay more than $500.00;

                           (2) providing for the purchase of all or substantially all of JDK's requirements of a particular product or service from a supplier, or for periodic minimum purchases of particular product or service from a supplier;

                           (3) not terminable on 30 days' notice without penalty to or additional consideration from JDK, other than sales and purchase commitments  entered  into  in the  ordinary
                                    course of  business  for less  than  $500.00
                                    each;

                           (4) with any sales agent or distributor which will not be terminated upon consummation of the Merger (without any resulting liability to Seller);

                           (5) containing covenants limiting JDK's freedom to compete in any line of business or with any person or entity, in any location;

                           (6) for the licensure of any property (either as licensor or licensee); or


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                           (7)      with  any   present   or   former   officer,
                                    director, employee, agent or shareholder of JDK or with any person or entity controlled by or affiliated with any of them.

                  (B) True, correct and complete copies of the Commitments have been provided to UAC prior to the execution of this Agreement. All Commitments are in full force and effect and have not been amended, extended or
                           otherwise  modified.   Other  than  as  disclosed  on
                           Schedule 2.14, neither JDK nor, to the best knowledge of the Shareholders, any other person or entity is in default under any Commitments.

         2.15 LITIGATION. Except as set forth on Schedule 2.15, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the best knowledge of the Shareholders, threatened by or against JDK or any Shareholder relating to the business of JDK or the JDK Common Stock.

         2.16 COMPLIANCE WITH LAWS. JDK and each Shareholder (with respect to the business of JDK), are in material compliance with all applicable statutes, regulations, ordinances or other laws. Except as set forth on Schedule 2.21, there has never been any citation, fine or penalty imposed or asserted against JDK, or any Shareholder relating to the business of JDK or the JDK Common Stock, under any foreign, federal, state or local law or regulation which has not been paid.

         2.17 INSURANCE. Schedule 2.17 lists each insurance policy maintained by JDK with respect to its properties, assets and business and a brief description of their respective coverages, including coverage dates, deductibles, premiums and policy limits.

         2.18 PERMITS. JDK holds all licenses, permits and franchises which are required to permit it to conduct its business, and all such licenses, permits and franchises are listed on Schedule 2.18.

         2.19 CONSENTS AND APPROVALS. Except as set forth on Schedule 2.19, no consent, authorization, order, or approval of or filing with any governmental authority, person or entity, including, without limitation, consents from parties to the Commitments, is required for the execution and delivery of this Agreement or the consummation by JDK and each Shareholder of the transactions contemplated by this Agreement. The parties acknowledge that a consent may be required of First Union National Bank and hereby waive such consent as a condition of closing. JDK agrees to use its best efforts to refinance any indebtedness of JDK to the extent necessary to obtain the release of any personal guaranties of the Shareholders. Additionally, JDK agrees that it will not, without the consent of the Shareholders, release any liens or substitute any collateral serving as security for any indebtedness personally guarantied by the Shareholders; provided, however, that no such consent will be necessary for (i) the release of a lien on any collateral whereby the dollar amount equal to the value of such collateral is used to pay down the respective indebtedness or (ii) any substitution of collateral with replacement collateral of an equal or greater value.


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

         2.20     TRANSACTIONS WITH INTERESTED  PERSONS.  Except as set forth on
                  Schedule 2.20, No shareholder, officer, employee or director of JDK owns directly or indirectly any material interest (more than 5%) in, or serves as an officer or director of, any customer, competitor or supplier of JDK, or any organization which has a material contract or arrangement with JDK.

         2.21 WARRANTY OR OTHER CLAIMS. Except as set forth on Schedule 2.21, there are no existing or threatened claims against JDK for goods or services sold, transferred or marketed which are defective or fail to meet any product warranties or contract or industry standards, nor are there any facts upon which a claim could be based against JDK for goods or services which are defective or fail to meet any product warranties or contract or industry standards.

         2.22 FINDER'S FEE. Neither JDK nor any Shareholder has incurred liability or will become liable for any broker's commission or finder's fee relating to or in connection with the transaction contemplated by this Agreement.

         2.23 EMPLOYEE BENEFITS PLANS. As of the date hereof, the only employee benefit plan (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) maintained by JDK is a 401(K) plan as described on
                  Schedule 2.23. There are no unfunded obligations of JDK under any retirement, pension, profit-sharing and deferred compensation plans and programs previously maintained by JDK. JDK has filed all returns required under the Code with respect to its employee benefit plans, including returns required by the Department of Labor.

         2.24 EMPLOYEE MATTERS. None of the employees of JDK are represented by any union or subject to any collective bargaining agreement and, to the best knowledge of each Shareholder, none of such employees are engaged in any organizational activities.

         2.25 BANK ACCOUNTS. All of the bank accounts of JDK, and the individuals with signature authority, are listed on Schedule 2.25.

         2.26 NO DEFAULT. Except as set forth on Schedule 2.21 and Schedule 2.26, neither JDK nor any Shareholder is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) JDK's articles of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which JDK, or any Shareholder with respect to the business of JDK, is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to JDK, or to any Shareholder with respect to the business of JDK or any of their respective properties or assets.

         2.27 ADDITIONAL REPRESENTATIONS OF THE SHAREHOLDERS. Each Shareholder represents and warrants to UAC with respect to the shares of UAC Common Stock to be received in the Merger as follows:

                  (A) Each Shareholder understands and acknowledges that the issuance of the shares of UAC Common Stock to be issued to it in the Merger will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that the shares of UAC Common Stock will be issued to it in a transaction that is exempt from the registration requirements of the Securities Act. Each Shareholder understands and acknowledges that such UAC Common Stock cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration and agrees that it shall not resell such UAC Common Stock except in compliance with applicable federal and state securities laws;

                  (B) Each Shareholder is acquiring beneficial ownership in the UAC Common Stock for investment for his own account and not with a view to, or for resale in connection with, any distribution thereof. Each Shareholder understands that the shares of UAC Common Stock to be acquired have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein;

                  (C) Each Shareholder acknowledges that he is aware that there is no trading market for the shares of UAC Common Stock and neither UAC nor any of its officers, directors or other representatives have made any representations as to value of the shares of UAC Common Stock;

                  (D) Each Shareholder, either independently or together with a duly appointed representative (within the meaning of Rule 501 of Regulation D under the Securities Act), has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in UAC Common Stock pursuant to the Merger Agreement and protecting his own interests in connection with such transaction. Each Shareholder has the financial ability to bear the economic risk of his investment in UAC Common Stock pursuant to the Merger Agreement, is aware that he may be required to bear the economic risk of his investment in UAC Common Stock for an indefinite period of time, has no need for liquidity with respect to his investment therein at this time, and has adequate means of providing for his current needs and personal contingencies;

                  (E) Each Shareholder has consulted with independent legal counsel or other advisors with respect to finance, securities and investments generally to assist him in evaluating the merits and risks of a prospective investment in UAC and its subsidiaries and the UAC Common Stock, and to make an informed decision regarding the proposed investment in UAC and its subsidiaries and the UAC Common Stock;

                  (F) Each Shareholder has received and carefully reviewed a copy of the Information Statement dated March 2, 2001 (including all annexes thereto, the "Information Statement");

                  (G) Each Shareholder understands that an investment in the UAC Common Stock involves substantial risks. Each Shareholder and his attorney, accountant, financial
                           advisor       and/or       other       representative
                           ("Representatives") have been given the opportunity to make a thorough investigation of UAC and its current and proposed business and have been furnished with requested materials relating to the same. Each Shareholder and his Representatives have been afforded the opportunity to obtain any additional information deemed necessary to verify the accuracy of any representations made or information conveyed to the Shareholders;

                  (H) Any and all documents, records and books of UAC and its subsidiaries, have been made available for inspection to each Shareholder and his
                           Representatives. Each Shareholder and his Representatives have had ongoing access to any financial and other information concerning UAC, its current and proposed business and the UAC Common Stock, as such Shareholder and his Representatives have deemed necessary in connection with each Shareholder's decision to invest in UAC Common Stock pursuant to the Merger Agreement including an opportunity to ask questions of and request information from representatives of UAC. Prior to the date hereof, each Shareholder and his Representatives have made detailed inquiry and full investigation concerning UAC, including its business, management, material contracts and relationships, financial condition, results of operations and prospects, and knowledgeable representatives of UAC have answered to the full satisfaction of each Shareholder and his Representatives all inquiries made by any of the foregoing persons;

                  (I) Each Shareholder warrants and agrees that each certificate representing shares of UAC Common Stock issued in the Merger shall be endorsed with substantially the following legend: "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

         2.28 PROFESSIONAL ADVICE. With respect to the tax and other economic considerations involved in acquiring the UAC Common Stock, no Shareholder is relying on UAC or Acquisition Corp., and each Shareholder has carefully considered and has, to the extent such Shareholder believes such discussion necessary, discussed with such Shareholder's professional legal, tax, accounting and financial advisors the implications of acquiring the UAC Common Stock for the such Shareholder's particular tax and financial situation.

3.       REPRESENTATIONS  AND  WARRANTIES OF UAC AND  ACQUISITION  CORP. UAC and
         Acquisition   Corp.,   jointly  and   severally,   make  the  following
         representations and warranties to each Shareholder:

         3.1 ORGANIZATION AND QUALIFICATIONS OF ACQUISITION CORP. Acquisition Corp. is a corporation lawfully existing and in good standing under the laws of the state of North Carolina with full corporate power and authority to own or lease its properties and to conduct its businesses in the manner and in the places where such properties are owned or leased or such businesses are conducted by it.

         3.2 AUTHORITY OF UAC AND ACQUISITION CORP. This Agreement is a valid and binding obligation of UAC and Acquisition Corp., in accordance with its terms. The execution, delivery and performance by UAC and Acquisition Corp. of this Agreement and the consummation by such parties of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of UAC and Acquisition Corp., and no other corporate proceedings on the part of any of them are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated. The execution, delivery and performance of this Agreement by UAC and Acquisition Corp. and the consummation of the transactions contemplated by this Agreement will not violate or result in a default under:

                  (A) any provision of the Articles of Incorporation or Bylaws of UAC or Acquisition Corp.;

                  (B) any provision of any agreement or obligation to which UAC and/or Acquisition Corp. is bound; or

                  (C)      any  laws,   rules  or   regulations  to  which  UAC,
                           Acquisition   Corp.   or  any  of  their   respective
                           properties may be subject.

         3.3 UAC COMMON STOCK. The shares of UAC Common Stock to be issued and delivered by UAC pursuant to this Agreement will, on delivery of the certificates therefor to the Shareholders in accordance with the terms hereof, be validly issued, fully paid, and nonassessable.

4.       Closing Documents.
         -----------------

         4.1 UAC'S DELIVERIES. At the Closing, UAC shall execute and/or deliver to JDK the following:

                  (A) a certificate of the Secretary of Acquisition Corp. certifying as to:

                           (1) a copy of the resolutions of Acquisition Corp.'s Board of Directors which authorize the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing Date; and

                           (2) a copy of the articles of incorporation and bylaws of Acquisition Corp., as in effect on the Closing Date;

                  (B) a certificate of the Secretary of UAC certifying as to a copy of the resolutions of UAC's Board of Directors which authorize the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing Date;

                  (C)      the  Plan of  Merger  in the form of  Exhibit  A; and

                  (D) an opinion of Nadeau & Simmons, P.C. as to the matters set forth on Exhibit 4.1(D).

         4.2 JDK's Deliveries. At the Closing, JDK and the Shareholders shall deliver to UAC physical possession of all the following:

                  (A) a certificate of the Secretary of JDK certifying as to:

                           (1) a copy of the resolutions of JDK's board of directors and the Shareholders authorizing the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing date; and

                           (2) a copy of the articles of incorporation and bylaws of JDK as in effect on the Closing Date;

                  (B)      the Plan of Merger;

                  (C) the opinion of Wishart, Norris, Henninger & Pittman, P.A. as to the matters set forth on Exhibit 4.2(C);

                  (D)      a    certificate    signed   by   each    Shareholder
                           substantially   in  the  form  of   Exhibit   4.2(D);

                  (E) employment and noncompetition agreements signed by each Shareholder substantially in the form of Exhibit 4.2(E); and

                  (F) all corporate records of JDK, including, without limitation, the corporate book and stock register.

5.       Indemnification by the Shareholders.
         -----------------------------------

         5.1 SHAREHOLDER INDEMNIFICATION OBLIGATIONS. Each Shareholder agrees to defend, indemnify and hold UAC, Acquisition Corp., the Surviving Corporation and any of their affiliates (the "Indemnitees") harmless from and against any damages, claims, liabilities, losses and expenses (including without limitation reasonable attorneys' fees and expenses) (collectively, "Damages") of any kind or nature whatsoever which may be sustained or suffered by Indemnitees as a result of a breach of any representation, warranty or covenant made by JDK or any Shareholder in this Agreement.

         5.2 SATISFACTION FROM UAC COMMON STOCK (INCLUDING HOLDBACK SHARES). Any claims for indemnification made by the Indemnitees under this Section 5 or for adjustments under
                  Section 1.6 which are made shall be satisfied exclusively from the UAC Common Stock (including Holdback Shares). In the event of any Damages incurred during such period attributable to any such claims, UAC may, pursuant to the terms of this Section, first deduct from any Holdback Shares and then from the other UAC Common Stock, that number of shares of UAC Common Stock equal to the amount of such Damages, with such valuation per share equal to $12.00 per share. In the event any pending litigation, claim or assessment has been filed or levied on or prior to the first anniversary of the Closing Date which litigation, claim or assessment is reasonably likely to result in any Damages, and for which UAC and/or the Surviving Corp. has properly given notice of the same during such period pursuant to Section 5.4, then that number of Shares of UAC Common Stock (with a value equal to the estimated amount of the Damages) shall continue to be held back until the final resolution of such litigation claims or assessments. Notwithstanding anything contained herein to the contrary, each Shareholder shall have the right to dispute any claim for indemnification hereunder pursuant to the dispute resolution provisions of Section 6.3.

         5.3 DETERMINATION OF DAMAGES AND RELATED MATTERS. In calculating any Damages payable to UAC or its affiliate pursuant to Sections 1.6, 5.1 or 5.6, the Shareholders shall receive credit for (a) any reduction to tax liability of Indemnitees as a result of the facts giving rise to the claim for indemnification, and (b) any insurance recoveries actually received by Indemnitees with respect thereto.

         5.4 NOTICE OF INDEMNIFICATION. In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by an Indemnitee in respect of which payment may be sought from any Shareholder under the provisions of this
                  Section 5, the Indemnitees shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to each Shareholder which notice must be received by each Shareholder before the end of the applicable survival period. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this agreement shall state specifically the representation, warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against each Shareholder by reason of the claim.

         5.5 INDEMNIFICATION PROCEDURE FOR THIRD-PARTY CLAIMS. In the event that an Indemnitee receives written notice of the commencement of any actions or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Section 5 (a "Third Party Claim"), and such Indemnitee intends to seek indemnity pursuant to this Section 5, the Indemnitee shall promptly provide each Shareholder with notice of such action, proceeding, claim, penalty or assessment, and each Shareholder shall, upon receipt of such notice, be entitled to participate in or, at such Shareholder's option, assume the defense, appeal or settlement of such action, proceeding, claim, penalty or assessment with respect to which such indemnity has been invoked with counsel of its own choosing, and the Indemnitee will cooperate fully with such Shareholder in connection therewith. In the event that no Shareholder assumes the defense, appeal or settlement of such action, proceeding, claim, penalty or assessment within twenty (20) days after receipt of notice thereof from the Indemnitee, the Indemnitee shall have the right to undertake the appeal or settlement of such action, proceeding, claim, penalty or assessment. No Shareholder shall settle or compromise any such action, proceeding, claim, penalty or assessment without the Indemnitee's prior written consent, unless the terms of such settlement or compromise release each Shareholder from any and all liability with respect to such claim.

         5.6 CLAIMS OF REDEEMED SHAREHOLDERS. In addition to the other indemnification obligations under this Section 5, each Shareholder agrees to defend, indemnify and hold Indemnitees harmless from and against any Damages relating to claims by any former shareholders of JDK for any matter, specifically including, without limitation, any claims that such former shareholders (if any) sold their shares to JDK, or had such shares redeemed, at prices less than the fair market value at the time of such sales or redemptions or that material information was withheld from such individuals in connection with such sales or redemptions.

         5.7 NO CONTRIBUTION. In the event that any Indemnitee is entitled to any claim for indemnification hereunder against any Shareholder, the Shareholders agree that they do not have the right to seek contribution with respect to any such claim from, or have any similar right with respect to any Indemnitee, whether by contract, agreement, bylaw, common law, or otherwise; provided, however, that the Shareholders may seek contribution with respect to claims arising from the Shareholders' personal guaranties of the indebtedness to First Union National Bank, GE Capital First Factors Corporation or Centura Bank.

6.       Miscellaneous.
         -------------

         6.1 SURVIVAL. All representations, warranties, agreements, covenants and obligations herein shall survive the execution and delivery of this Agreement and the Closing and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of the UAC, Acquisition Corp. or JDK. Notwithstanding anything contained herein to the contrary, the representations and warranties of the parties shall survive the Closing for a period of two (2) years after the Closing Date, except (i) the representations and warranties of each Shareholder under Sections 2.6, 2.23 and 2.24, which shall survive for the period of the applicable statute of limitations, (ii) the representations and warranties of each Shareholder under Section 2.8, which shall survive for a period of six (6) years and (iii) the representations and warranties of each Shareholder as to the title of JDK and its subsidiaries to their respective assets, which shall survive indefinitely.

         6.2      FEES  AND  EXPENSES.  Each  party  will  bear  all of its  own
                  expenses  in   connection   with  the   negotiation   and  the
                  consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, all such expenses incurred by JDK and the Shareholders shall be paid by the Shareholders in the ratio of 43.29% by Scott, 31.34% by K. Walker and 25.37% by J. Walker.

         6.3      Governing Law; Dispute Resolution.
                  ---------------------------------

                  (a) This Agreement, and all ancillary documents related to this Agreement, is governed by the internal laws of the State of North Carolina, without regard to the conflict of laws provisions of any jurisdiction.

                  (b)      Arbitration.
                           -----------

                           (i) DISPUTES; SELECTION OF ARBITRATORS. All disputes arising out of or in connection with this Agreement, upon demand by a party hereto in writing to all other parties, shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association, as modified herein. The arbitrator shall be an independent third party agreed upon by the parties to the arbitration.

                           (ii) PROCEDURE. Unless otherwise agreed to in writing by the parties to the arbitration, all arbitration hearings shall be conducted in Charlotte, North Carolina. Unless extended by the mutual consent of the parties, the hearing on the dispute shall be held within forty-five (45) days after selection of the arbitrator or panel of arbitrators as set forth above. Thirty (30) days prior to the hearing, each party shall furnish to the other party a list of
                                    anticipated   witnesses   and  a   list   of
                                    anticipated exhibits, together with a copy of each exhibit. The arbitrator(s) shall render a decision resolving the dispute within sixty (60) days of the conclusion of the arbitration hearing and such decision shall be binding on the parties to the arbitration.

                           (iii) AVAILABILITY OF SPECIFIC PERFORMANCE. The parties hereto acknowledge that the actual damages which would be sustained upon the breach of this Agreement by any of the parties cannot be expressed in monetary terms. Therefore, any party aggrieved by the breach or threatened breach of any of the terms of this Agreement may apply to any court of competent jurisdiction for preliminary, temporary and permanent injunctive relief to compel specific performance of the terms and conditions of this Agreement; provided, however, the merits of any breach which is the basis of such injunctive relief shall be determined
                                    by   the   arbitrator

                                    pursuant to the arbitration procedure as set forth above. Each party to this Agreement against whom such action is brought hereby waives and releases all rights to assert that the aggrieved party has an adequate remedy at law and further agrees not to assert in any court the claim or defense that such remedy at law exists.

         6.4 NOTICES. All notices required or permitted to be given under this Agreement must be in writing and are deemed given when delivered in person (or three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed as set forth below, or on the next business day after being deposited with a nationally-recognized overnight courier service, addressed as set forth below, or upon dispatch if sent by facsimile with telephonic confirmation of receipt from the intended recipient to the facsimile number set forth below):

     To UAC,                               United American Companies, Inc.
       Acquisition Corp.,                  6000 Fairview Road, Suite 1200
       or the Surviving Corporation        Charlotte, NC 28210
                                           Attention:  President
                                           Fax No.:  (704) 552-3750

     With a copy to:                       Kilpatrick Stockton LLP
                                           3500 One First Union Center
                                           301 S. College Street
                                           Charlotte, NC  28202-6001
                                           Attention:  David B. Whelpley, Esq.
                                           Fax No.:  (704) 338-5125

     To the Shareholders:                  David M. Scott
                                           Kenneth J. Walker
                                           John P. Walker
                                           3948 Forest Oaks Lane
                                           Mebane, NC 27302
                                           Fax No. (919) 563-4182


     With a copy to:                       Dorn Pittman
                                           Wishart, Norris, Henninger
                                            & Pittman, P.A.
                                           3120 South Church Street
                                           P.O. Box 1998
                                           Burlington, NC 27216
                                           Fax No. (336) 584-3994


         6.5 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits, constitute the entire agreement between the parties with respect to subject matter of this Agreement.

         6.6 ASSIGNABILITY. This Agreement is enforceable by, and will inure to the benefit of, the parties to this Agreement and their successors and assigns, provided no party may assign its rights or obligations under this Agreement without the prior written consent of the other parties.

         6.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

         6.8 PUBLICITY AND DISCLOSURE. No press release or public disclosure, either written or oral, of the transactions contemplated by this Agreement, may be made without the prior knowledge and consent of the parties hereto, except as otherwise required by law.

         6.9 NO THIRD PARTY RIGHTS. Nothing expressed or implied in this Agreement is intended, nor shall be construed, to confer upon or give any person, firm or corporation, other than UAC, Acquisition Corp., JDK and their respective shareholders, any rights or remedies under or by reason of this Agreement.

         6.10 HEADINGS. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         6.11 NON-EXCLUSIVITY. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and shall be in addition to any and all rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

         6.12 AMENDMENTS; WAIVERS. Any provision of this Agreement may be amended or waived prior to the Effective Time, only if such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the parties against whom the waiver is to be effective.

         IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

                                            UNITED AMERICAN COMPANIES, INC.

                                            By:    /s/  Arnold E. Pitoniak
                                                --------------------------------
                                                Name:    Arnold E. Pitoniak
                                                Title:   Chief Executive Officer
                                                         and President


                                            JDK ACQUISITION CORP.

                                            By:    /s/  Arnold E. Pitoniak
                                                -------------------------------
                                                Name:    Arnold E. Pitoniak
                                                Title:   President


                                            JDK ENTERPRISES, INC.

                                            By:    /s/  David M. Scott
                                                -------------------------------
                                                Name:    David M. Scott
                                                Title:   President


                                            SHAREHOLDERS:

                                                 /s/ Kenneth J. Walker
                                            ------------------------------------
                                                 Kenneth J. Walker, Individually

                                                 /s/ John P. Walker
                                            ------------------------------------
                                                 John P. Walker, Individually

                                                 /s/ David M. Scott
                                            ------------------------------------
                                                 David M. Scott, Individually

                             EXHIBITS AND SCHEDULES

Exhibit A                      Plan of Merger
Exhibit 4.1(D)                 Opinion of Special Counsel to UAC
Exhibit 4.2(C)                 Opinion of JDK's and Shareholders' Counsel
Exhibit 4.2(D)                 Certificate of Shareholders
Exhibit 4.2(E)                 Employment and Noncompetition Agreements

Schedule 2.1                   Organization and Qualifications of JDK
Schedule 2.4                   Encumbrances
Schedule 2.5                   Real Estate
Schedule 2.7                   Financial Statements
Schedule 2.9                   Additional Liabilities
Schedule 2.12                  Conduct of Business in the Ordinary Course
Schedule 2.13                  Intellectual Property
Schedule 2.14                  Commitments
Schedule 2.15                  Litigation
Schedule 2.17                  Insurance
Schedule 2.18                  Permits
Schedule 2.19                  Consents and Approvals
Schedule 2.20                  Transactions with Interested Persons
Schedule 2.21                  Warranty and Other Claims
Schedule 2.23                  Employee Benefit Plans
Schedule 2.25                  Bank Accounts
Schedule 2.26                  No Default